Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCADIA BIOSCIENCES, INC. IF PUBLICLY DISCLOSED.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

ARCHIPELAGO VENTURES HAWAII, LLC

A DELAWARE LIMITED LIABILITY COMPANY

dated as of

August 9, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS3

ARTICLE II ORGANIZATION15

ARTICLE III CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS16

ARTICLE IV MEMBERS22

ARTICLE V ALLOCATIONS25

ARTICLE VI DISTRIBUTIONS27

ARTICLE VII MANAGEMENT30

ARTICLE VIII EXCULPATION AND INDEMNIFICATION37

ARTICLE IX TRANSFER41

ARTICLE X COVENANTS AND AGREEMENTS OF THE MEMBERS43

ARTICLE XI ACCOUNTING; TAX MATTERS46

ARTICLE XII DISSOLUTION AND LIQUIDATION49

ARTICLE XIII MISCELLANEOUS52

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Limited Liability Company Operating Agreement, together with all Exhibits hereto (this “Agreement”), of Archipelago Ventures Hawaii, LLC, a Delaware limited liability company (the “Company”), is entered into by and among the Company, Arcadia Biosciences, Inc., also doing business as “Arcadia Specialty Genomics,” also referred to as “ASG,” a Delaware corporation (“Arcadia” or the “Majority Member”), and Legacy Ventures Hawaii, LLC, a Nevada limited liability company (“Legacy” or the “Minority Member” and, together with the Arcadia and any other person or entity who agrees to become a member of the Company, the “Members”).

RECITALS

WHEREAS, the Company has been formed as a limited liability company under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) (the “Certificate of Formation”) for the purposes set forth in Section 2.04 of this Agreement;

WHEREAS, pursuant to the Primary Operating Terms, attached hereto as Schedule C and incorporated by reference herein (the “Primary Operating Terms“), the Members have each agreed to contribute, or cause to be contributed, to the Company at the Closing or at a designated time shortly thereafter, a certain amount in exchange for Membership Interests (as defined herein);

WHEREAS, to the extent any terms of the Primary Operating Terms, including any of the Exhibits to the Primary Operating Terms, conflict with other terms set forth in this Agreement, the terms of this Agreement are controlling; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b)debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Membership Interest held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Membership Interest (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Membership Interest that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect owners of the Member) in such Fiscal Year and all prior Fiscal Years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, in relation to a Member, any corporation or other entity which directly or indirectly:

(a)	Controls;

(b) is Controlled by; or

(c) is under the common Control of the Controller of, such Member.

In this definition, “Control” (including its cognates such as “Controlling” or “Controls” or “Controller”) means in respect of any Person the ownership directly or through one or more intermediate entities of 50% or more of the voting shares in a company or, in respect of any other legal entity, ownership of 50% or more of the equity in the legal entity or the ability, directly or through one or more intermediate entities, to direct or cause the direction of the management and policies of such Person including without limitation the ability to select 50% or more of the board of directors of such Person (or functionally similar group). A group of Persons will be deemed to Control another Person if (a) such group collectively has rights that if held by a single Person would constitute Control of such other Person hereunder; and (b) the Persons in such group have agreed to coordinate their behavior by contract with respect to the exercise of such rights.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations,

declarations or orders of any Governmental Authority, including but not limited to the Hemp Farming Act of 2018; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Board” has the same meaning as the “Joint Operating Committee” and “JOC” as set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution determined by the Manager and the contributing Member;

(b)immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined (except as otherwise provided in Section 12.02 by unanimous consent of the Members, as of the following times:

(i)the acquisition of an additional Membership Interest by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii)the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest;

(iii)the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member; and

(iv)the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the JOC, reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d)the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.13.

“Business” has the meaning set forth in Section 2.04(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Account” means as of any given date, the capital account of each Member as described in Section 3.05 and maintained to such date in accordance with this Agreement.

“Capital Contribution” means the total amount of any contribution to the capital of the Company in cash, cash equivalents, or property, or a promissory note or other obligation to contribute cash and cash equivalents or property by a Member whenever made.

“Capital Commitment” means the amount that each Member agrees to contribute to the capital of the Company as set forth opposite such Member’s name on Schedule A hereto.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairperson” or “Chairman” has the meaning set forth in Section 7.09.

“Change of Control” means, with respect to a Member:

(a)any Person or group of Persons acting in concert acquires or agrees to acquire, directly or indirectly, that percentage of the ownership interests of such Member or Person directly or indirectly controlling such Member (each, a “Target”) that provides or will provide the acquirer with a sufficient number of the Target’s ownership interests having general voting rights to elect a majority of its directors or corresponding governing body;

(b)any merger, consolidation or similar business combination of such Target into or with another Person as a result of which holders of the voting securities of such Target immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, equity interests in the surviving entity in such transaction possessing less than a majority of the voting power of such surviving entity; or

(c)any other transaction, including the sale by such Target of new equity interests or a transfer of existing equity interests of such Target, the result of which is that any other Person or group of related Persons, directly or indirectly, acquires (i) beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934) of equity interests of such Target representing a majority of such Target’s voting power or (ii) a majority of the assets of such Target.

“Change of Control Notice” has the meaning set forth in Section 10.03.

“Code” means the Internal Revenue Code of 1986.

“Committed Capital” means the sum of the aggregate Capital Commitments of all Members.

“Committee” has the meaning set forth in Section 7.10(a).

“Company” has the meaning set forth in the Preamble.

“Company FMV” means the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, the Company, taken as a whole, in an arm’s length transaction (including any cash or cash equivalents held by the Company, but net of any Indebtedness), as a going concern as of the date of determination in an orderly sale transaction, based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, and comparable transactions (a) taking into account the expected amount of distributions to be made to the Members prior to consummation of the sale of the applicable Membership Interest, (b) assuming that any Remaining Capital Commitments theretofore required to be funded pursuant to Section 3.01 have been funded prior to the time of the valuation and (c) without regard to (i) any compulsion to sell or the impact of an immediate sale, (ii) the presence or absence of a market, or (iii) any discount or premium from differences in the Members’ proportionate Membership Interests.

“Company Interest Rate” has the meaning set forth in Section 6.03(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Competitor” has the meaning set forth in Section 10.02(a).

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Contributing Member” has the meaning set forth in Section 3.02.

“Covered Person” has the meaning set forth in Section 8.01(a).

“Cram-Down Contribution” has the meaning set forth in 3.02

“Current Related Agreements” means this Agreement, including the Primary Operating Terms, which in turn includes all of the Primary Operating Terms Exhibits, as well as the Confidentiality and Nondisclosure Agreement between Legacy and Arcadia executed herewith.

“Default Amount” has the meaning set forth in 3.02

“Default Loan” has the meaning set forth in Section 3.02.

“Default Rate” has the meaning set forth in Section 3.02.

“Defaulting Member” means a Member for so long as it is a Non-Contributing Member and a Member that has breached any material covenant, duty or obligation under this Agreement and such breach remains uncured for thirty (30) days after written notice of such breach to such Member.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Designated Individual” has the meaning set forth in Section 11.04(a).

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the JOC. In making such estimate, the JOC shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as the JOC reasonably determines are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 6.02(c).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Members; provided, that if the Members are unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed a period of thirty (30) days), such fair market value shall be determined according to process described in the “Company FMV” definition herein.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GM” means production of plant traits using transgenic modification, and “non-GM” means production of plant traits using mutagenesis or gene editing but not transgenic modification.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hemp” means one or more hemp plants which are fully legal under the state laws of Hawaii and the federal laws of the United States as such laws relate, for example, to research, development, possession, storage, growing, transport, and selling of such plants at the corresponding time such action is undertaken by the Company.

“Hemp-Derivative Products” means industrially processed products derived from Hemp and generated downstream from/after harvest and delivery to a processing facility/station, including but not limited to cannabinoid oils, cannabinoid nutritional ingredients, and industrial materials, and not including Hemp seed or seed products.

“Hemp Varieties” means varieties of hemp having modified traits produced or generated by GM or non-GM means and developed, created, or otherwise acquired by or on behalf of the Company.

“Indebtedness” of any Person means (without duplication) (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person which are evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as capital leases; (d) all obligations of such Person that have been, or should be, in accordance with GAAP, recorded as a sale-leaseback transaction or a leveraged lease; (e) all obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person; (f) all liabilities for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business) and (g) all direct or indirect guarantees (including “keep well” arrangements, support agreements and similar agreements) with respect to Indebtedness of any other Person.

“Initial Budget” has the meaning set forth in Section 7.13.

“Initial Members” means the Majority Member and the Minority Member.

“Intellectual Property” or “IP” means all Intellectual Property, including, but not limited to:

(a)	patents, pending applications for patents, and rights to apply for patents in any part of the world;
(b)	copyrights, design rights, Internet domain names, and database rights, whether registered or unregistered, and software;
(c)

pending trademark and service mark applications, registered trademarks and service marks, registered designations of origin, unregistered trademarks and service marks, including common law trademarks and service marks, rights to trade dress and company names, and in each case with any and all associated goodwill;

(d)	plant breeders’ rights, including all plant variety protection certificates, and any applications for plant breeders’ rights in any part of the world;
(e)

trade secrets, including without limitation the following, to the extent kept confidential and having value derived from its confidentiality: information, inventions, improvements, processes, designs, formulae, industrial models, data, results, confidential technical and business information, manufacturing, engineering and technical drawings, and product specifications;

(f)

patent reissues, substitutions, reexaminations, provisionals, non-provisionals, divisions, continuations, continuations-in-part, renewals, extensions, registrations or foreign counterparts of any of the foregoing, and any associated rights in any part of the world; and

(g)	rights to claim priority, reciprocity, or national treatment in the United States or any other country based on the foregoing.

“Losses” has the meaning set forth in Section 8.03(a).

“Majority Member” has the meaning set forth in the preamble.

“Majority Member Manager” has the meaning set forth in Section 7.02(a)(i).

“Manager” has the meaning set forth in Section 7.01.

“Managers Schedule” has the meaning set forth in Section 7.03(e).

“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to, or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.

“Minority Member” has the meaning set forth in the preamble.

“Minority Member Manager” has the meaning set forth in Section 7.02(a)(ii).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss;

(f)to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis);

(g)notwithstanding any of the foregoing provisions, any items that are specially allocated pursuant to Section 5.02 shall not be taken into account in computing Net Income or Net Loss.

“Non-Contributing Member” has the meaning set forth in Section 3.02.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.11.

“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A attached hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest).  Such Percentage Interest shall at all times match that set forth in Schedule A hereto. The Percentage Interests shall at all times aggregate to one hundred percent (100%).

“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any, of (a) the product of (i) a quarter (¼) in the case of the first calendar quarter of the Fiscal Year, half (½) in the case of the second calendar quarter of the Fiscal Year, three-quarters (¾) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year, over (b) all distributions previously made during such Fiscal Year to such Member.

“Reconvened Meeting” has the meaning set forth in Section 7.06(a).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related-Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or Manager, any Affiliate of a Member or Manager or any officer or employee thereof, including any sale, lease, transfer or other disposition of any property or assets, or any loan, advance or guaranty to, with or for any of their benefit.

“Remaining Capital Commitment” Means as to any Member on any date, an amount equal to the positive excess, if any, of (a) such Member’s Capital Commitment, over (b) the aggregate amount of all Capital Contributions made by such Member to the Company in accordance with the provisions of Section 3.01.

“Remaining Commitment Fraction” Means as to any Member at any time, a fraction, the numerator of which is such Member’s Remaining Capital Commitment and the denominator of which is the aggregate Remaining Capital Commitments of all of the Members.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 10.02(a).

“Revised Partnership Audit Rules” has the meaning set forth in Section 11.04(a).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Shortfall Amount” has the meaning set forth in Section 6.02(b).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” has the meaning set forth in Section 7.06(g).

“Suspended Meeting” has the meaning set forth in Section 7.06(a).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Membership Interest.

“Tax Distribution” has the meaning set forth in Section 6.02(a).

“Tax Matters Representative” has the meaning set forth in Section 11.04(a).

“Tax Rate” of a Member, for any period, means the highest effective marginal rate of combined federal, state, and local tax rate imposed for such period based on (a) the highest general marginal rate of tax imposed on corporations under Section 11(b) of the Code, (b) the highest general combined marginal rate of state and city taxes imposed on corporations operating in Davis, California, and (c) to the extent possible, assuming the deductibility of state and city income taxes for federal income tax purposes.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“Term” has the meaning set forth in Section 2.05.

“Territory” means the State of Hawaii, of the United States of America.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person; provided that none of an issuance, disposition, redemption or repurchase of any interests in the ultimate parent entity of a Member shall be deemed to be a Transfer of a Membership Interest. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
Organization

Section 2.01Formation. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02Name. The name of the Company is “Archipelago Ventures Hawaii, LLC” or such other name or names as may be designated by the JOC; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.” The JOC shall give prompt notice to the Members of any change to the name of the Company.

Section 2.03Registered Office; Registered Agent.

(a)The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the JOC may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the JOC may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.04Purpose; Powers.

(a)The purpose of the Company is to engage in the following:

(i)either directly or through one or more fully and/or partially owned subsidiaries of the Company, the development, production and commercialization of downstream industrially processed Hemp-Derivative Products and the cultivation of Hemp for such use, wherein such activities are each fully legal under the state laws of Hawaii and the federal laws of the United States at the corresponding time such action is undertaken by the Company, but expressly excluding lines of business involving products containing tetrahydrocannabinol concentration of more than 0.3 percent as referred to in current FDA guidelines (collectively, the “Business”) in the Territory;

(ii)acquiring, through purchase, license, or otherwise, rights to any assets and/or Intellectual Property as may be deemed necessary or useful to conduct the Business and activities of the Company;

(iii)engaging in Business-related development activities and farming of Hemp and downstream Hemp-Derivative Products,

(iv)either operating individually or through or with third-parties, commercializing Hemp and/or downstream Hemp-Derivative Products obtained, created or developed by the Company within the Territory.

(b)The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.05Term. The term of the Company (“Term”) commenced on the date the Certificate of Formation was or will be filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.06No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager, or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in Section 11.03.

ARTICLE III
Capital Contributions; Capital Accounts

Section 3.01Members’ Capital Commitments.

(a)The amount of each Member’s Capital Commitment to the Company, and such Member’s Percentage Interest are set forth on Schedule A hereto. The JOC, without any further approval, shall cause Schedule A to be amended from time to time to reflect the admission of any new Member, the withdrawal or substitution of any Member, the transfer of Membership Interests among Members, receipt by the Company of notice of any change of address of a Member or the change in any Member’s Capital Commitment or Percentage Interest.  An amended Schedule A shall supersede any prior Schedule A and become a part of this Agreement.  A copy of the most recent amended Schedule A shall be kept on file at the principal office of the Company.

(b)Each Member who has made such a Capital Commitment agrees to make Capital Contributions to the Company up to the amount of its Remaining Capital Commitment.

(c)With respect to each such Member’s Remaining Capital Commitment, the JOC shall deliver to each Member a notice (a “Funding Notice”) that Capital Contributions are to be made to the Company (a “Drawdown”) at least ten (10) days prior to the date of such Drawdown; provided that the Members may waive the ten (10) day Funding Notice obligation in the event that the JOC indicates that circumstances require expedited funding. Funding Notices shall contain statements that specify or describe:

(i)the U.S. Dollar amount of such Member’s proportionate share of such Drawdown, which shall be calculated by multiplying the total amount of such Drawdown by such Member’s Remaining Commitment Fraction;

(ii)the date of such Drawdown;

(iii)the bank account of the Company to which such Drawdown is to be paid; and

(iv)the purpose of such Drawdown.

(d)Each such Member’s required Capital Contribution in respect of a Drawdown shall be equal to the lesser of (A) such Member’s Remaining Capital Commitment and (B) such Member’s pro rata share (determined with reference to the sum of the aggregate Capital Commitments of all Members) of the total amount of the Drawdown.

(e)Each such Member shall contribute to the Company, in cash or by wire transfer of immediately available funds, in each case in U.S. Dollars and in the case of a wire transfer, to the bank account of the Company as shall be designated in the Funding Notice for such Drawdown on or prior to the date of the Drawdown as specified in such Funding Notice, the U.S. Dollar amount specified for such Member in such Funding Notice.

Section 3.02Noncontributing Members.

(a)If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any additional Capital Contribution which such Member is obligated to make under Section 3.01 to fully fund its Remaining Capital Commitment, then such Member shall be deemed to be a “Non-Contributing Member.” A Member that is not (i) a Defaulting Member or (ii) a Non-Contributing Member (a “Contributing Member”), shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable required additional Capital Contribution. Such Default Loan shall be treated as an additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) six percent (6%) per annum and (ii) the maximum rate permitted at law (the “Default Rate”). Each Default Loan shall be recourse solely to the Non-Contributing Member’s Membership Interest. Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under Section 6.01, Section 6.02 or ARTICLE XII, as more fully provided for in Section 3.02(c). So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon a repayment in full of a Default Loan made to a Non-Contributing Member (prior to its conversion pursuant to a Cram-Down Contribution in accordance with Section 3.02(b)), such Non-Contributing Member (so long as it is not otherwise a Non-Contributing Member with respect to any other additional Capital Contributions) shall cease to be a Non-Contributing Member.

(b)At any time after the date six (6) months after a Default Loan is made, at the option of the Contributing Member, (i) such Default Loan shall (if not previously paid in full) be converted into an additional Capital Contribution of the Contributing Member in an amount equal to the unpaid principal and unpaid interest on such Default Loan pursuant to this Section 3.02(b), (ii) the Non-Contributing Member shall be deemed to have received a distribution, pursuant to Section 6.01, of an amount equal to the unpaid principal and interest on such Default Loan, (iii) such distribution shall be deemed paid to the Contributing Member in repayment of the Default Loan, (iv) such amount shall be deemed contributed by the Contributing Member as an additional Capital Contribution (a “Cram-Down Contribution”) and (v) the Contributing Member’s Capital Account shall be increased by, and the Non-Contributing Member’s Capital Account shall be decreased by, an amount equal to the unpaid principal and interest on such Default Loan. A Cram-Down Contribution shall be deemed an additional Capital Contribution by the Contributing Member making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Default Loan is converted to a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Percentage Interest of the Contributing Member shall be increased proportionally by the amount of such contribution, thereby diluting the Percentage Interest of the Non-Contributing Member, and the JOC shall update Schedule A hereto accordingly without the need for any consent or approval by the Members. Once a Cram-Down Contribution has been made (or deemed made), (x) no subsequent payment or tender in respect of the Cram-Down Contribution shall affect the Membership Interests of the Members, as adjusted in accordance with this Section 3.02(b) and (y) the Non-Contributing Member as to which the Cram-Down Contribution is made (or deemed made) shall (so long as it is not otherwise a Non-Contributing Member with respect to any other additional Capital Contributions) cease to be a Non-Contributing Member.

(c)Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to Section 6.01 or Section 6.02 shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second, to the principal amount of such Default Loans (in the order of their original maturity date) and (iii) third, to any additional Capital Contribution of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

(d)Notwithstanding the foregoing, if a Non-Contributing Member fails to fund its Remaining Capital Commitment in accordance with Section 3.01, without limitation of any other available rights or remedies that may be available, the Contributing Member may:

(i)institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of the Non-Contributing Member’s portion of its Remaining Capital Commitment identified in the Funding Notice, together with interest thereon at the Default Rate from the date that such Capital Contribution was due until the date that such Remaining Capital Contribution is made, at the cost and expense of the Non-Contributing Member; or

(ii)purchase the Membership Interest of the Non-Contributing Member at a price equal to eighty-five percent (85%) of the lesser of (i) the price paid by the Non-Contributing Member for its Membership Interest and (ii) the Fair Market Value of its Membership Interest.

(e)Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Contributing Member as a result of a failure of a Member to fund its Remaining Capital Commitment, and that the entitlement of a Contributing Member to exercise the remedies described in this Section 3.02 is fair and reasonable and that such entitlement represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated by such failure.

(f)Except as set forth in this Section 3.02 or Section 3.07, neither Member shall be required to make additional Capital Contributions or make loans to the Company in excess of its original Capital Commitment.

Section 3.03Additional Capital Contributions.

(a)If the Members have fully funded their Capital Commitments and the JOC, acting by Supermajority Approval, determines that the Company needs additional capital to meet obligations of the Company, then the JOC, acting upon a Supermajority Approval, may authorize the Company to issue (a) additional Membership Interests and/or create and issue new series, types or classes of equity interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the JOC may determine and authorize, (b) obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Membership Interests or other equity interests in the Company and (c) warrants, options or other rights to purchase or otherwise acquire Membership Interests or other equity interests in the Company, in each case to any Person in such amounts and on such terms as so approved by a Supermajority Approval of the JOC.

(b)Each Member shall have the right, but not the obligation, to contribute additional capital in excess of its Capital Commitment so as to maintain its Percentage Interest in the Company.

Section 3.04Authorization of Member Loans.  If the Members have fully funded their Capital Commitments and the JOC, acting by Supermajority Approval, determines that the Company needs additional capital to meet obligations of the Company, or for another reason as the JOC deems appropriate, then the JOC, acting by Supermajority Approval, may send a written notice to all Members (the “Member Loan Notice”) requesting that the Members make a loan (each, a “Member Loan”) to the Company in an amount determined by the Supermajority Approval of the JOC. The JOC, in such Member Loan Notice, will request that each Member loan to the Company a pro rata portion of the total amount of the Member Loan based on each Member’s respective Percentage Interest or instead, a set loan value amount as deemed appropriate. If any Member elects not to make its pro rata share of the Member Loan within ten (10) Business Days after receipt of the Member Loan Notice, the other Members may make the entire Member Loan in such proportions as they agree (or if they are unable to agree, then, to the extent that any such Member is willing to do so, the Member Loan will be made on a pro rata basis based on the respective Percentage Interest of each Member who desires to make the Member Loan compared to the Percentage Interest of all Members who desire to make the Member Loan).  A Member Loan will be:

(a)unsecured;

(b)payable on the date or dates specified in the written notice pursuant to which the JOC requests the Member Loan;

(c)with recourse to the Company;

(d)with interest accruing from the date such funds are advanced at the Prime Rate plus five percent (5%);

(e)subject to such other customary loan terms as are specified in the written notice pursuant to which the JOC requests the Member Loan; and

(f)in full compliance with, and permitted by, the terms of any outstanding loan to the Company.

Section 3.05Capital Accounts.

(a)A separate Capital Account shall be maintained for each Member.  Each Member’s Capital Account shall be increased by (i) the amount of money contributed by such Member to the Company; (ii) allocations to such Member of Net Income; and (iii) any items in the nature of income and gain which are specially allocated to the Member.  Each Member’s Capital Account shall be decreased by (i) the amount of money distributed to such Member by the Company; (ii) the Fair Market Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) any items in the nature of deduction and loss that are specially allocated to the Member; and (iv) allocations to such Member of Net Losses.

(b)Without limiting the other rights and duties of a transferee of a Membership Interest pursuant to this Agreement, in the event of a permitted sale or exchange of a Membership Interest in the Company, (i) the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and (ii) the transferee shall be treated as the transferor for purposes of allocations and distributions pursuant to this Agreement to the extent that such allocations and distributions relate to the transferred Membership Interest.

(c)The manner in which Capital Accounts are to be maintained pursuant to this Section are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.  If in the opinion of the Company’s accountants or tax counsel the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then, notwithstanding anything to the contrary contained in the preceding provisions of this Section, the method in which Capital Accounts are maintained shall be so modified.

(d)Upon liquidation of the Company, liquidating distributions shall be made in accordance with Section 12.02 below, as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs.

(e)The JOC shall also: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Treasury Regulations; provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, the JOC of Managers may not make such adjustment without the consent of such Member.

Section 3.06No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of the one Capital Account or its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees, or drawing with respect to its Capital Contributions or the/its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.08Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.02.

Section 3.09Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the JOC determines that it is prudent to modify the manner in which the Capital Account(s), or any increases or decreases to the Capital Account(s), are computed in order to comply with such Treasury Regulations, the JOC may authorize such modifications.

ARTICLE IV
Members

Section 4.01Admission of New Members.

(a)New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company in accordance with this Agreement, and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b)In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking in the form of a joinder agreement. Upon the amendment of the Primary Operating Terms and other applicable sections of this Agreement by the JOC and the satisfaction of any other applicable conditions, including the receipt by the Company of any payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The JOC shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.05.

(c)Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 3.02, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated; provided, however, that in the event that all Members Transfer their Membership Interests (or any portion thereof) in connection with such Transfer, each Member shall only be responsible to reimburse the Company for its pro rata portion (based on such Member’s portion of the total Membership Interests Transferred) of the Company’s expenses incurred in connection with such Transfer.

Section 4.02No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05Certification of Membership Interests.

(a)The JOC may, but shall not be required to, issue certificates representing the Membership Interests held by the Members.

(b)If the JOC issues certificates representing Membership Interests in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.06Approvals by the Members. Approvals of the Members may be communicated in writing by a written consent, which may be executed in separate counterparts and delivered by facsimile or electronic transmission either before or after, but always within five (5) Business Days before or after the occurrence of the subject of such approval; provided, however, that prior to any such written consent, all of the Members holding Membership Interests have been provided with written notice of the intended action in accordance with Section 4.09 of this Agreement. As to any matter requiring the approval of the Members where a threshold of Percentage Interests is not specified herein or required by the Delaware Act, the approval of Members holding more than fifty percent (50%) of the Percentage Interests shall be required. Any action which may be taken by the Members at a special or regularly scheduled meeting may be taken without a meeting.

Section 4.07Supplementary Meetings.  The Members may, but shall not be required to, hold any annual, periodic, or other formal meetings supplementary to the JOC meetings. Meetings of the Members may be called by any Manager or by any Member or Members holding at least twenty-five percent (25%) of the Percentage Interests.

Section 4.08Place of Meetings.  The JOC may designate the place of meeting for any meeting of the Members.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the Company.

Section 4.09Notice of Meetings.  Except as provided in Section 4.10, written notice stating the place, day and hour of the meeting and the general purpose or purposes for which the meeting is called shall be delivered not less than three (3) Business Days before the date of the meeting, either personally, or by mail, by facsimile or electronic mail, wherein such a communication is made to the most current respective address of each Member provided to the JOC or regularly used between the Members for communication, by or at the direction of the Member or Members calling the meeting, to each Member entitled to vote at such meeting. Regular mail can be used if the Member has not furnished an email address or facsimile number.

Section 4.10Meeting of all Members.  All meetings shall be held at the place and time designated in the Notice of the Meeting; provided, however, that if all of the Members shall meet at any time and place, and approve the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

Section 4.11Manner of Acting.  If a quorum is present, the affirmative vote of the Members holding more than fifty percent (50%) of the Percentage Interests of the total outstanding Percentage Interests shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Delaware Act, or by this Agreement.

Section 4.12Proxies.  At all meetings of Members, a Member who is qualified to vote may vote in person or by proxy executed in writing by the Member or by a duly authorized agent in fact.  Such proxy shall be filed with the JOC before or at the time of the meeting.

Section 4.13Waiver of Notice. A waiver of notice must be in writing and signed by the Member or Members entitled to such notice and will only be effective as to the business and purpose identified in the original notice.

ARTICLE V
Allocations

Section 5.01Allocation of Net Income and Net Loss. Each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Percentage Interests.

Section 5.02Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, and unless the JOC deems it otherwise appropriate, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interests.

(d)In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(f)The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03Tax Allocations.

(a)Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the JOC, acting as necessary and applicable with the affirmative approval of at least one (1) Minority Member Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined under any method allowed under Code Section 706 and the Treasury Regulations thereunder as determined by the JOC.

ARTICLE VI
Distributions

Section 6.01General.

(a)Any available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service, operating expenses and such other reasonable reserves as the JOC may determine shall be distributed to the Members, on at least an annual basis, pro rata in accordance with their respective Percentage Interests.

(b)If a Member has (i) a portion of its Remaining Capital Commitment that is overdue or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 6.01, Section 6.02 or ARTICLE XII (up to the amount of such unpaid Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of it pursuant to Section 3.02(c).

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt-financing agreements.

Section 6.02Tax Distributions.

(a)Subject to Section 6.01, at least ten (10) days before each date prescribed by the Code for a calendar-year corporation to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such distribution, a “Tax Distribution”).

(b)If, at any time after the final Quarterly Estimated Tax Amount has been distributed pursuant to Section 6.02(a) with respect to any Fiscal Year, the aggregate Tax Distributions to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall use commercially reasonable efforts to distribute cash in proportion to and to the extent of such Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to distribute Shortfall Amounts with respect to a Fiscal Year before the seventy-fifth (75th) day of the next succeeding Fiscal Year; provided, that if the Company has made distributions in such next succeeding Fiscal Year other than pursuant to this Section 6.02, the JOC may apply such distributions to reduce any Shortfall Amount.

(c)If the aggregate Tax Distributions made to any Member pursuant to this Section 6.02 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”), such Excess Amount shall reduce subsequent Tax Distributions that would be made to such Member pursuant to this Section 6.02.

Section 6.03Tax Withholding; Withholding Advances.

(a)Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the JOC to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b)The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c)Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i)be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the JOC shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii)with the consent of the JOC (not including, for purposes of such vote any Managers appointed by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the JOC shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d)Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.03(d) and the obligations of a Member pursuant to Section 6.03(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interest. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e)Neither the Company, nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.04Distributions in Kind. Except as otherwise designated in this section, no Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this Agreement. Except as set out in Section 12.02, non-cash distributions are not permitted without the unanimous consent of the Members. Legacy has the right to demand or receive equipment and machinery for Hemp processing/extraction in payment for its share of any distribution made in accordance with this Agreement.  Arcadia has the right to demand or receive equipment and machinery for Hemp agronomy and/or genetic development in payment for its share of any distribution made in accordance with this Agreement.  The value of property other than cash in such payment shall be decided by unanimous agreement of the JOC.  If unanimous agreement of the JOC cannot be obtained, such value shall be determined by an impartial and appropriate third-party appraiser selected by the JOC.

ARTICLE VII
Management

Section 7.01Establishment of the Joint Operating Committee, also referred to herein as the and “JOC” and the “Board”. A board of managers of the Company (the “Joint Operating Committee”/”JOC”/”Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the JOC, and the JOC shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. Except as provided in this Agreement, no Manager, acting alone or with any other Managers, shall have the right or power in such capacity to bind the Company. Except as expressly provided herein, or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to bind the Company.

Section 7.02JOC Composition.

(a)The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the JOC is at all times four (4). The JOC shall be comprised as follows:

(i)two (2) individuals designated by the Majority Member (each, a “Majority Member Manager”), who shall initially be Matthew Plavan and Sarah Reiter; and

(ii)two (2) individuals designated by the Minority Member (each, a “Minority Member Manager”), who shall initially be Shane Victorino and [**].

(b)Unless the JOC designates by unanimous approval otherwise, (i) the composition of any board of directors or board of managers of any Subsidiary of the Company shall be the same as that of the JOC, and (ii) the quorum, removal rights, meeting procedures and meeting requirements set forth in this ARTICLE VII with respect to the JOC shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers, or similar governing bodies of such Subsidiaries.

Section 7.03Removal; Resignation; Vacancies.

(a)Each Member may remove any Manager appointed by it at any time with or without cause, effective upon written notice to the other Member and the Chairperson.

(b)A Manager may be removed by any Member for cause, effective upon written notice to the other Member and the Chairperson. For purposes of this Section, “cause” shall mean: (i) the failure of the Manager to comply with any provisions of this Agreement in any material respect, provided such breach is not cured within thirty (30) days after written notice; (ii) the performance of any act or any omission by the Manager which constitutes, or occurs as the result of, willful misconduct, fraud or the gross negligence of Manager; or (iii) the conviction of the Manager of a felony, or any act by the Manager which constitutes an embezzlement, willful destruction or misappropriation of Company property or willful commission of an act materially injurious to the Company’s business. No Manager may be removed except in accordance with this Section 7.03(a).

(c)A Manager may resign at any time from the JOC by delivering his written resignation to the JOC. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The JOC’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

(d)Any vacancy on the JOC resulting from the resignation, removal, death or disability of a Manager appointed by a Member shall be filled by the Member that appointed such Manager, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Member and the Chairperson.

(e)The JOC shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.

(f)Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the JOC and the board of directors or other governing body of any Subsidiary consists of the Managers that are duly appointed in accordance with such sections.

Section 7.04Meetings.

(a)Regular meetings of the JOC shall be held when and as determined by the JOC at such dates and times as the JOC may designate. Special meetings of the JOC may be called at any time by the Chairperson and shall be called by the Chairperson at the written request of any Manager who makes such request in good faith. The JOC will conduct formal documented meetings at least twice per quarter during the Company’s first fiscal year and quarterly thereafter whereupon it will evaluate conditions relevant to the Business and make Company directives for engaging in the Business.  Meetings of the JOC may be held either in person at the executive office of the Company or offices of one of the Members or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.

(b)Written notice of a meeting of the JOC or any Committee stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given to each Manager by telephone, electronic mail or facsimile no less than fifteen (15) days before the date of the meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than three (3) Business Days if the Chairperson or such Manager determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the JOC to take action within a time period of less than fifteen (15) days. Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under this Section 7.04(b), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.

(c)The Secretary of the Company (or the Chairperson, if there is no Secretary) shall circulate to each Manager an agenda for each regular meeting not less than three (3) Business Days in advance of such meeting. In the case of a regular meeting, such agenda shall include a discussion of the financial reports most recently delivered pursuant to Section 11.01 and any other matters that a Manager may reasonably request to be included on such agenda. In the case of a special meeting, the agenda for such meeting shall be established by the Chairperson and shall, if applicable, include any matters specified by the Manager requesting such meeting, and shall be provided to each Manager at the time such special meeting is called.

(d)The decisions and resolutions of the JOC and each Committee shall be recorded in minutes, which shall state the date, time and place of the meeting (or the date of any written consent in lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. The minutes shall be entered in a minute book kept at the principal office of the Company and a copy of the minutes of each JOC and Committee meeting shall be provided to each Manager and Member.

Section 7.05Budget.  The Company will maintain an annual budget (the “Budget”), as referenced herein, which must be approved by the Supermajority Approval of the JOC. If one or more expenditures substantially exceed the projected budget, they must first be approved by a Supermajority Approval of the JOC.

Section 7.06Notice of Meetings; Quorum; Manner of Acting; Supermajority Approval.

(a)Written notice of all meetings of the JOC shall be given by, or at the direction of, the Manager or Managers calling such meeting at least three (3) Business Days prior to the day named for the meeting. Such notice shall be given either personally or by sending a copy thereof through the mail, charges prepaid, by facsimile transmission or by electronic transmission to each Manager. Such notice shall specify the place, day and hour of the meeting.

(b)The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the JOC, and the JOC shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

(c)The presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers serving on the JOC, shall constitute a quorum for the conduct of business at any meeting of the JOC. If such quorum shall not be present at any meeting of the JOC (a “Suspended Meeting”), the Managers present shall adjourn the meeting and promptly give notice to all of the Managers of when it shall be reconvened (a “Reconvened Meeting”), which notice shall include a copy of the notice and agenda originally given with respect to such Suspended Meeting and, if applicable, specify in writing that the JOC has invoked the procedures with respect to such Reconvened Meeting set forth in the following sentence; provided, however, that  the only business that may be conducted at such Reconvened Meeting is the business specifically set forth in the original agenda for the Suspended Meeting. Notwithstanding the foregoing provisions of this Section 7.06(b), if any Manager is not present in person or by proxy at two consecutive JOC meetings that have been properly noticed in accordance with Section 7.06(a) and this Section 7.06(b), then the presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers serving on the JOC other than the absent Manager shall constitute a quorum for the conduct of business, other than on those items requiring Supermajority Approval, at a meeting of the JOC and all subsequent JOC meetings until the absent Member is again present at a JOC meeting in person or by proxy for the duration of at least one full meeting, whereupon at the following meeting a quorum shall again be constituted by presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers serving on the JOC.

(d)Any Manager may participate in a meeting of the JOC or any Committee by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.06(f).

(e)Each Manager shall have one vote on all matters submitted to the JOC or any Committee. Except as otherwise set forth in this Agreement (including Section 7.06(g) and below in this Section 7.06(d)), the affirmative vote of a majority of the Managers in attendance at any meeting of the JOC or any Committee at which a quorum is present shall be required to authorize any action by the JOC or Committee and shall constitute the action of the JOC or Committee for all purposes; provided, however, that if two (2) Managers approve a matter and two (2) Managers oppose the matter, such matter will be submitted to the Members for approval in accordance with Section 4.06 of this Agreement.

(f)Each Manager may authorize another individual (who may or may not be a Manager) to act for such Manager by proxy at any meeting of the JOC or any Committee, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law.

(g)Notwithstanding anything in this Agreement to the contrary, including Section 7.06(b), for so long as the aggregate Percentage Interest of the Minority Member is at least equal to twenty-five percent (25%), and the Minority Member is not a Defaulting Member, the Company shall not, and shall not enter into any commitment to, and the JOC shall not authorize the Company to, do any of the following, with respect to itself or any Company Entity, without the affirmative vote or approval of (i) a majority of the Managers in attendance at any JOC meeting at which a quorum is present, and (ii) at least one (1) Minority Member Manager, (“Supermajority Approval”):

(i)amend, modify or waive the Certificate of Formation or this Agreement, other than any amendment to Schedule A necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement;

(ii)enter into any business other than the Business;

(iii)enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business;

(iv)sell all or substantially all of the assets of the Company;

(v)issue or incur any Indebtedness or pledge or grant liens or Encumbrances on any assets, in excess of twenty-five thousand U.S. Dollars (U.S.$25,000) in a single transaction or series of related transactions, or in excess of twenty-five thousand U.S. Dollars (U.S.$25,000) in the aggregate at any time outstanding;

(vi)enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets having a value in excess of twenty-five thousand U.S. Dollars (U.S.$25,000), other than in the ordinary course of business;

(vii)make any loan, advance, capital contribution or other investment in or to any Person other than to the extent approved or authorized in the Budget then in effect, including relocation or travel advances, to Officers and employees for amounts incurred in the ordinary course of business consistent with past practice of either of the Members;

(viii)enter into any agreement that would cause any Member, its Affiliates or its owners to become subject to a guaranty;

(ix)approve any merger, consolidation or combination of the Company with or into any other Person;

(x)effect the dissolution and liquidation of the Company; or

(xi)require a Member to restore all or any portion of a deficit balance in such Member’s Capital Account.

Section 7.07Action By Written Consent. Any action of the JOC or any Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers (or the Managers comprising the Committee, as applicable). Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.

Section 7.08Compensation; No Employment.

(a)Each Manager shall serve without compensation in his capacity as such. Each Manager shall be entitled to reimbursement from the Company for his reasonable and necessary out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as may from time to time be established by the JOC.

(b)This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement or relationship with any Manager.

Section 7.09Chairperson of the JOC. The JOC may appoint any one of the Majority Member Managers to act as Chairperson of the JOC (“Chairperson” or “Chairman”) and preside at all meetings of the JOC at which he is present, subject to the ultimate authority of the JOC to appoint an alternate presiding chairperson at any meeting. Matthew Plavan shall act as the initial Chairperson. For the avoidance of doubt, a Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by the JOC or as expressly set forth in this Agreement; provided, however, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Minority Member Manager.

Section 7.10Committees.

(a)The JOC may, by Supermajority Approval, designate from among the Managers one or more committees of the JOC (each, a “Sub-Committee” or “Committee”), each of which shall be comprised of one or more Managers. Any such Committee, to the extent provided in the resolution forming such Committee, shall have and may exercise the authority of the JOC. The JOC, acting in accordance with Section 7.06(g)(x), may dissolve any Committee at any time.

(b)Except as otherwise provided in the resolution initially establishing such Committee, the presence in person or by proxy of a number of Managers equal to a majority of the total number of Managers comprising the applicable Committee shall constitute a quorum for the conduct of business at any meeting of such Committee; provided that, unless the JOC designates otherwise, in order to constitute a quorum (i) at least a majority of the Managers on such Committee present in person or by proxy must be Majority Member Managers. Except as otherwise provided in the resolution adopting such Committee, actions of any Committee shall be made and determined in accordance with Section 7.06(d), Section 7.06(e) and Section 7.06(f). Notice of Committee meetings shall be given to each member of the Committee in the manner provided in Section 7.04(b).

Section 7.11Officers. The JOC may, Supermajority Approval, appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the JOC may delegate to such Officers such powers and authorities as the JOC deems advisable. No Officer need be a Member or Manager. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the JOC or until his earlier death, resignation or removal. Any Officer may resign at any time on written notice to the JOC. Any Officer may be removed by the JOC with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the JOC.

Section 7.12No Personal Liability. Except as otherwise provided in the Delaware Act or by Applicable Law, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 7.13Initial Budget. Subject to the oversight of the JOC, the Company shall operate pursuant to an Initial Budget (defined below).

(a)The initial three-year base-line budget is provided as Exhibit E of the Primary Operating Terms, (the “Initial Budget”). The JOC shall operate the Company in accordance with the Initial Budget, as it may be updated, modified or replaced as designated by the JOC.

(b)At least sixty (60) days before the beginning of each Fiscal Year, a responsible designated party, such as the chairperson of the JOC shall prepare and submit to the JOC proposed revisions to the Budget for such upcoming Fiscal Year. The Company shall operate in accordance with the existing Budget until a revised Budget is approved.

Section 7.14Facility and Site Development; Community Management Plan; Services. Subject to the oversight of the JOC, the Company shall:

(a)Develop, implement, and oversee facility and site development plans, including timelines, funding sources, and operating procedures for sites in Hawaii, as designated in the Primary Operating Terms and by the JOC.

(b)Develop, implement, and oversee a plan to achieve initial operating responsibilities as set forth in the Primary Operating Terms.

(c)Utilize the Services of the Majority Member and the Minority Member as further set forth in Schedule B, attached hereto.

Section 7.15Other Activities; Business Opportunities. Except as set forth in Section 10.02, nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in any other activities or businesses, unless those activities or businesses are competitive with the Business in the Territory. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses.  None of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

Section 7.16Claims Under Current Related Agreements. Notwithstanding anything herein to the contrary, in the event of a breach by a Member or its Affiliate of an obligation owed the Company or another Member under any Current Related Agreement, the other Member, so long as it is not a Defaulting Member, shall be entitled to assert a claim for and enforce, at the Company’s reasonable expense, such obligation on behalf of the Company and may pursue on behalf of the Company all remedies available to it in respect of such breach. The JOC shall cooperate and comply with any reasonable instructions received from the Member enforcing the rights of the Company in connection with any of the foregoing actions. The Member exercising any rights pursuant to this Section 7.16 agrees to promptly reimburse the Company for any expenses advanced by it to such Member or incurred by the Company in connection with such claim if it is not successful.

ARTICLE VIII
Exculpation and Indemnification

Section 8.01Exculpation of Covered Persons.

(a)As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, shareholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b)No Covered Person shall be liable to the Company any Member or any Affiliate of a Member for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his or its capacity as a Covered Person, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person.

(c)A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, wherein any of such Persons or groups were in turn provided with the significant and substantial information necessary to formulate their opinion, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 8.02Liabilities and Duties of Covered Persons.

(a)This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager or such Member’s Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03Indemnification.

(a)To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i)any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or

(ii)such Covered Person being or acting in connection with the Business of the Company as a Member, an Affiliate of a Member, a Manager or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee or agent of any other Person; provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person, in each case as determined by a final, non-appealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement.

(b)The Company shall promptly reimburse (and/or advance) each Covered Person for reasonable legal or other expenses as incurred of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses; provided, further, that in the event of a dispute between Legacy and Arcadia, the Company shall not advance expenses to either Legacy or Arcadia.

(c)The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d)To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the JOC may determine; provided, that (i) all Members and Managers shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e)Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f)If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g)The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX
Transfer

Section 9.01Restrictions on Transfer.

(a)Except as otherwise designated herein, the Members may transfer part or all of their Membership Interest in the Company to Affiliates, Third Parties, or others upon the unanimous approval of the JOC. If any restrictions on transfer terms of these sections of the Agreement conflict with terms of the Primary Operating Terms, the terms of these sections, and not the Primary Operating Terms, are controlling.

(b)Right of First Refusal.

(i)A Member (the “Selling Member”) may offer all (but not less than all) of its Membership Interest to a third party purchaser (the “Third Party Purchaser”), other than a Member or the Company.  If the Third Party Purchaser desires to purchase the Selling Member’s Membership Interest, the Selling Member shall then obtain from such Third Party Purchaser a bona fide written offer to purchase such interest, stating the price terms and conditions upon which the sale is to be made and the consideration offered therefor and certifying that such Third Party Purchaser has the financial capacity to make the purchase on such terms and conditions (the “Third Party Offer”).  The Selling Member shall give written notification (a “Notice of Sale”) to the Company, by certified mail or personal delivery, of its intention to so sell such Membership Interest (the “Offered Interest”).  The Notice of Sale shall be accompanied by a copy of the Third Party Offer.  The Company shall have the option (a “Buy Option”) to purchase all, but not less than all, of the Offered Interest. The Buy Option may be exercised by the Company by giving written notification (a “Company Buy Notice”) to the Selling Member within sixty (60) days after receiving the Notice of Sale (the “Company Option Period”).  If the Company does not elect to purchase all of the Offered Interest within the Company Option Period, the Company shall notify the other Member(s) and the other Member(s) shall have the option to purchase the portion of the Offered Interest not purchased by the Company for a period of thirty (30) days (the “Member Option Period”) on a basis pro rata to the Membership Interest of the other Members who desire to purchase.  If the Company and the other Members do not elect to exercise the option with respect to all of the Offered Interest, the Buy Option shall terminate.  At any time within ninety (90) days following the expiration of the Member Option Period, the Selling Member shall be entitled to consummate the sale of the Offered Interest with respect to that its Membership Interest to the Third Party Purchaser upon price, terms and conditions no more favorable to the Third Party Purchaser than those which are set forth in the Third Party Offer.  However, if that sale is not made within ninety (90) days after Member Option Period has terminated, a new offer must be made and the provisions of this Section 9.01(b) will apply.

(ii)If the Company and/or the other Members choose to exercise the Buy Option as to all of the Offered Interest (i) the Selling Member and the Company (and/or the other Members, as applicable) shall designate the time, date and place of closing, provided that the date of closing shall be within one hundred and eighty (180) days after the receipt of the Buy Notice, and (ii) at the closing, the Company (and/or the other Members) shall purchase, and the Selling Member shall sell, the Offered Interest for an amount equal to the Purchase Price and in accordance with such other terms and conditions set forth in the Third Party Offer.

(c)Except as otherwise provided herein, no Member shall Transfer all or any portion of its Membership Interest in the Company without the written consent of the other Member, which consent may be granted or withheld in the sole discretion of the other Member. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b).

(d)Notwithstanding any other provision of this Agreement (including Section 9.01(b) and Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii)if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii)if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv)if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v)if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or

(vi)if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(e)Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).

(f)For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by a Member that is not a Defaulting Member of all of its Membership Interest to an Affiliate of such Member; provided that (a) such Member shall have guaranteed in a writing delivered to the Company and the other Member the performance by the Transferee of all of such Member’s obligations under this Agreement and any Current Related Agreement to which such Member is a party; and (b) if at any time such Transferee ceases to be an Affiliate of such Member, the Company, such Member and such Transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Membership Interest to either such Member, the ultimate parent of such Member, or any wholly-owned Affiliate of such Member.

ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS

Section 10.01Confidentiality.

(a)Each Member acknowledges that it may have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company that are not generally known to the public, including information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treat as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly, disclose or use (other than in connection with the conduct of the Company’s business or the monitoring of its investment in the Company), including use for personal, commercial or proprietary advantage or profit, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)Nothing contained in Section 10.01(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary to assert any right or defend any claim arising under this Agreement; (v) to the other Member; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 10.01 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of the Membership Interest of such Member, as long as such potential Transferee shall have agreed to be bound by the provisions of this Section 10.01 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company and the other Member, when and if available.

(c)The restrictions of Section 10.01 shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Affiliate or Representative in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member or its Affiliate without use of Confidential Information; or (iii) becomes available to such Member or any of its Affiliates or Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives,  provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d)The obligations of each Member under this Section 10.01 shall survive for so long as such Member or its Permitted Transferee remains a Member, and thereafter for three (3) years following the earlier of (i) the termination, dissolution, liquidation and winding up of the Company and (ii) such Member’s or its Permitted Transferee’s Transfer of its Membership Interest pursuant to Section 3.02 or Section 9.01.

(e)Additional conditions of confidentiality are set forth in the Confidentiality and Nondisclosure Agreement between the Members executed herewith.  Where any terms of this Agreement conflict with those set forth in the Confidentiality and Nondisclosure Agreement between the Members executed herewith, the terms of this Agreement are controlling and supersede the terms of the accompanying Confidentiality and Nondisclosure Agreement.

Section 10.02Non-Competition; Non-Solicitation.

(a)Each Member hereby agrees that, unless the JOC unanimously approves otherwise, for so long as it or its Permitted Transferee, directly or indirectly, owns a Membership Interest and for a period of six (6) months thereafter (the “Restricted Period”), such Member shall not and it shall cause its Affiliates not to (x) engage in the Business in the Territory, or (y) directly or indirectly through one or more of its Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competitor or any division or business segment of any

Competitor; provided, that nothing in this Section 10.02(a) shall prohibit such Member or any of its Affiliates from acquiring or owning, directly or indirectly:

(i)up to 5% of the aggregate voting securities of any Competitor that is a publicly traded Person; or

(ii)up to 5% of the aggregate voting securities of any Competitor that is not a publicly traded Person, so long as such interest is passive and neither such Member nor any of its Affiliates, directly or indirectly, designates a member of the board of directors (or similar body) of such Competitor or its Affiliates or otherwise has an active role in the governance of such entity.

For purposes of this Section 10.02(a), “Competitor” means any other Person engaged in the Business in the Territory.

(b)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, hire or solicit, or encourage any other Person to hire or solicit, any individual who has been employed by any Company Entity within six (6) months prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 10.02(b) shall not prevent a Member or its Affiliates from hiring or soliciting any employee or former employee of any Company Entity who responds to a general solicitation that is a public solicitation of prospective employees and not directed specifically to any Company Entity employees.

(c)In light of each Member’s access to Confidential Information and position of trust and confidence with the Company, each Member further agrees that, during the Restricted Period, it shall not, directly or indirectly through one or more of any of its Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers or suppliers of any Company Entity for purposes of diverting their business or services from any Company Entity.

(d)If any court of competent jurisdiction determines that any of the covenants set forth in this Section 10.02, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 10.02 or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties, as embodied herein, to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding on and enforceable against each of them.

Section 10.03Change of Control Notice. In the event of a Change of Control of a Member, such Member shall promptly, but not later than three (3) Business Days following such Change of Control, notify the other Member in writing thereof (a “Change of

Control Notice”), setting forth the date and identity of the party or parties that have acquired control of such Member.

Section 10.04Competitive Business Activity. A Member and any of its respective Affiliates must present in writing to the JOC any business opportunity that may require the Member or its Affiliate to potentially act as a Competitor (each such notice, a “Competitive Business Activity Notice”), or be involved in actions which may be directly or indirectly competitive with the Business in the Territory (herein a “Competitive Business Activity”). Once the Competitive Business Activity is presented to the JOC, the Company may, through the Supermajority Approval of the JOC, elect to engage in the Competitive Business Activity. If such a Competitive Business Activity is presented to the JOC and the Company does not receive the Supermajority Approval of the JOC to engage in the Competitive Business Activity within sixty (60) days of the Company’s receipt of the Competitive Business Activity Notice, then the presenting Member or Affiliate, as applicable, shall be free to engage in that Competitive Business Activity fully outside the operations of the Company. If the Company does receive the Supermajority Approval of the JOC to engage in the Competitive Business Activity within sixty (60) days of the Company’s receipt of the Competitive Business Activity Notice, then (i) the presenting Member or Affiliate, as applicable, may not engage in that Competitive Business Activity, and (ii) each Member of the Company will have the opportunity, but not the obligation, to fund such Competitive Business Activity in an amount according to such Member’s Percentage Interest in the Company, either through additional Capital Contributions to the Company or by funding a special purpose vehicle formed by the Company to finance such activity. Notwithstanding the foregoing, if the Company has not, either directly or indirectly via a special purpose entity, committed in writing to undertake such Competitive Business Activity within ninety (90) days of the Company’s receipt of the Competitive Business Activity Notice, then the Company shall notify the initially presenting Member or its Affiliate, as applicable, and then the presenting Member or Affiliate, as applicable, shall be free to engage in that Competitive Business Activity fully outside the operations of the Company.

ARTICLE XI
Accounting; Tax Matters

Section 11.01Financial Statements. Unless otherwise designated by the JOC, the Company shall furnish to each Member the following reports:

(a)As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the JOC, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b)As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c)As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 11.02Inspection Rights. Subject to Section 10.01, upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s properties, offices, plants and other facilities; (ii) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (y) if the Company provides or makes available any report or written analysis for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 11.03Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 11.04Tax Matters Representative.

(a)Unless otherwise designated by the JOC, the Members appoint the Majority Member as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative shall appoint an individual meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Tax Matters Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”). The Tax Matters Representative shall resign if it is a Defaulting Member or if it is no longer a Member. In the event of the resignation of the Tax Matters Representative, the Minority Member shall select a replacement.

(b)The Tax Matters Representative is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Minority Member in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the Minority Member reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings.

(c)To the extent permitted by applicable law and regulations, the Tax Matters Representative will cause the Company to annually elect out of the Revised Partnership Audit Rules pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative will cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d)Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.03(d).

(e)The Tax Matters Representative will make an election under Code Section 754, if requested in writing by a Member.

(f)The provisions of this Section 11.04 shall survive the termination of the Company or the termination of any Member’s Membership Interest in the Company and shall remain binding on the Member for as long a period of time as is necessary to resolve with the Internal Revenue Service or any other Taxing Authority any and all matters regarding the taxation of the Company or the Members.  Each Member shall ensure that the Company has its correct mailing address at all times.

Section 11.05Tax Returns. At the expense of the Company, the JOC (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. The Tax Matters Representative shall use commercially reasonable efforts to provide the other Member, for its review and comment, copies of all tax returns at least thirty (30) days prior to the filing thereof. As soon as reasonably possible after the end of each Fiscal Year, the JOC or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 11.06Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the JOC, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the JOC. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the JOC may designate.

ARTICLE XII
Dissolution and Liquidation

Section 12.01Events of Dissolution. The Company  will be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)the unanimous determination of the JOC to dissolve the Company;

(b)the Bankruptcy of a Member or an Affiliate thereof, unless within thirty (30) days after the occurrence of such Bankruptcy, the other Member agrees in writing to continue the Business of the Company;

(c)at the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member (and without limitation of any other rights or remedies that may be available to such electing Member);

(d) the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(e)upon all of the Members being or becoming Defaulting Members, unless the Members, acting in their sole discretion, agree within twenty (20) Business Days thereafter to continue the business of the Company;

(f)the entry of a decree of judicial dissolution under § 18-802 of the Delaware Act;

(g)the election of all of the Members to dissolve the Company;

(h)at the election of Legacy upon its determination and presentation of substantial credible evidence provided by at least one (1) neutral third party valuation firm of national recognition that Arcadia, whether through past or future conduct, has affected the public image of the Company or its Business such that it is materially difficult for the Company to operate the Business in the Territory; or

(i)at the election of Arcadia upon its determination and presentation of substantial credible evidence provided by at least one (1) neutral third party valuation firm of national recognition that Legacy, whether through past or future conduct by it or any of its officers, employees, or representatives, has affected the public image of the Company or its Business such that it is materially difficult for the Company to operate the Business in the Territory.

Dissolution of the Company shall be effective on the day on which the dissolution event described above occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed and the Certificate of Formation will have been cancelled.

Section 12.02Liquidation.

(a)If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(i) the JOC will act as liquidator to wind up the Company (the “Liquidator”); provided that one or more of the members of the JOC have not declared Bankruptcy or died, in which case the other members will act as the Liquidator. The Liquidator will have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner;

(ii)as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(iii)the Liquidator will liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law: first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company); second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and third, to the Members in accordance with Section 6.01 of this Agreement.

(b)Notwithstanding the provisions above that require the liquidation of the assets of the Company, but subject to the order of priorities set forth herein, if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12, undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

(c)Upon liquidation, (i) Legacy has the right to demand or receive equipment and machinery for Hemp processing/extraction in full or partial payment for its share of any distribution made in accordance with this Agreement, and (ii) Arcadia has the right to demand or receive equipment and machinery for Hemp agronomy and/or genetic development, and corresponding plant material, in full or partial payment for its share of any distribution made in accordance with this Agreement.  The value of property other than cash in such payment shall be decided by an impartial and appropriate third-party appraiser selected by the Liquidator.

Section 12.03Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 12.04Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 12.05Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XIII
Miscellaneous

Section 13.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.02Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 13.03Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 13.04Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(f) or other relevant sections of this Agreement, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.05Entire Agreement.

(a)This Agreement, together with the other Current Related Agreements and all related Exhibits and Schedules hereto and thereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(b)In the event of an inconsistency or conflict between the provisions of the Primary Operating Terms and other terms set forth in this Agreement, the terms of this Agreement shall control with respect to such conflict.

Section 13.06Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 13.07No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.08Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by all the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any new issuance or Transfer of Membership Interests or any additional Capital Contribution or Cram-Down Contribution in accordance with this Agreement may be made by the JOC without the consent of or execution by the Members.

Section 13.09Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.09 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.12 hereof.

Section 13.10Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 13.11Jurisdiction. Subject to the section of the Primary Operating Terms addressing “Dispute Resolution,” which controls and takes precedence over any and all related conditions set forth in this Section, the parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth herein or later designated by the JOC shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 13.12Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 13.13Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 13.14Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 13.15Remedies Cumulative. Except as expressly provided herein to the contrary, the rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 13.16Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Members: Arcadia Biosciences, Inc.
By: /s/ MATTHEW T. PLAVAN Name: Matthew T. Plavan Title: Chief Financial Officer; President, ASG
Legacy Ventures Hawaii, LLC
By: /s/ SHANE VICTORINO Name: Shane Victorino Title: Manager

Schedule A

MEMBERS SCHEDULE

Member Name and Address	Capital Commitment	Percentage Interest
Arcadia Biosciences, Inc.	$2,537,500	50.75%
Legacy Ventures Hawaii, LLC	$2,462,500	49.25%
Total:	$5,000,000	100.00%

Schedule B

MEMBER SERVICES SCHEDULE

SCHEDULE C

Proposed budgets and operating objectives, member operating activities, intellectual property development and forecasts.